Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

Material Sciences Corporation Announces Completion of Acquisition by an Affiliate of New Star Metals

ELK GROVE VILLAGE, IL — March 20, 2014 — Material Sciences Corporation (“MSC”) (NASDAQ: MASC) today announced the completion of its acquisition by Zink Acquisition Holdings Inc., an affiliate of New Star Metals Inc. and Insight Equity Holdings LLC. Under the terms of the transaction, which was initially announced on January 9, 2014, MSC was acquired for $12.75 per share in cash. The transaction, which had a fully diluted equity value of approximately $139 million, closed today following the approval of the acquisition by MSC stockholders and the receipt of all required regulatory approvals. In connection with the transaction, MSC will be delisted from the NASDAQ Capital Market and terminate its registration and reporting obligations with the Securities and Exchange Commission.

Under the terms of the merger agreement, MSC’s former stockholders have the right to receive $12.75 in cash for each share of common stock owned immediately prior to the effective time of the merger. Stockholders who hold shares through a bank, broker or other nominee will receive instructions from their bank, broker or other nominee as to how to complete the surrender and receipt of the merger consideration for their former shares of MSC stock. Stockholders of record will receive a letter of transmittal and instructions on how to surrender their former shares of MSC stock in exchange for the merger consideration. Robert W. Baird & Co. acted as financial advisor and Katten Muchin Rosenman LLP acted as legal advisor to MSC. Moelis & Company acted as financial advisor and Hunton & Williams LLP acted as legal advisor to Zink Acquisition Holdings and New Star Metals.

“The Board of Directors and I are very pleased with the strong support this merger has received from our stockholders,” said Cliff Nastas, Material Sciences Corporation’s Chief Executive Officer. “The successful completion of this transaction is a direct reflection of the hard work, dedication and sacrifice that each MSC employee has made for the continued success of the Company over many years. We are excited to combine with New Star Metals to grow the business and better serve our customers.”

“We are excited to complete the purchase of MSC and have their employees join the New Star team. MSC has great facilities, unique products and a very talented workforce. We look forward to growing our business by providing our customers with cutting edge products and unique processing capabilities,” said Patrick Murley, Chief Executive Officer of New Star Metals Inc.

About MSC

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems.

For further information about MSC, visit www.matsci.com.

About New Star Metals

New Star Metals provides steel processing, building products and supply chain management across a diverse array of end markets. Based in the Chicago area, New Star Metals operates through its four divisions: Electric Coating Technologies, Premier Resource Group, World Class Corrugating and Canfield Coating.

For further information about New Star Metals, visit www.newstarmetals.com.

Cautionary Note for Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MSC. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause MSC’s actual results to differ materially from expected results. MSC undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, changed circumstances or future events or for any other reason, except as expressly required by federal securities laws.

Contact

Donna Petersen

(847) 718-8276